Exhibit 4.19

Shareholder Voting Rights Proxy Agreement

THIS STOCKHOLDER VOTING RIGHTS PROVISION AGREEMENT (this “Agreement”) is entered into as of the 20th day of July, 2024, by and among the following parties:

1.	Foshan Yunmi Electric Appliances Technology Co., Ltd. (Hereinafter referred to as “Existing Shareholders”)

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: CHEN Xiaoping

2.	Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Hereinafter referred to as “sole ownership company”)

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: DUAN Erqiang

3.	Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Hereinafter referred to as the “Company”)

Registered Address: Room 1502, No. 1226 Xingang East Road, Haizhu District, Guangzhou City (office only)

Legal Representative: CHEN Xiaoping

(For the purposes of this Agreement, each of the foregoing parties shall be referred to individually as a “Party” and collectively as the “Parties”.)

Whereas：

1.	Existing shareholders are the current registered shareholders of the company, holding 100 percent of the company’s equity;
2.

Existing shareholders intend to entrust individuals designated by the sole proprietorship company with the exercise of all of their shareholder voting rights in the company, and the sole proprietorship company intends to designate individuals to accept such entrustment.

The parties, after friendly negotiations, hereby unanimously agree as follows:

Article I. Delegation of voting rights

1.1

The Existing Stockholders hereby irrevocably authorize the persons then designated by the Sole Proprietorship (the “Trustees”) to exercise on their behalf the following rights (collectively, the “Delegated Rights”) to which they are entitled as stockholders of the Corporation pursuant to the Articles of Incorporation of the Corporation then in effect:

(1)	To act as a proxy for the existing shareholders, proposing to convene and attending the Company’s shareholders’ meetings in accordance with the Company’s Articles of Incorporation;
(2)

Exercise voting rights on behalf of the existing shareholders on all matters requiring discussion and resolution at the shareholders’ meeting, including but not limited to the designation and election of directors of the Company, and other senior management personnel to be appointed and removed by the shareholders, and the sale or transfer of all or part of the shareholdings of the existing shareholders in the Company;

(3)	the stockholder’ voting rights under other articles of incorporation (including any other stockholder voting rights provided for in such articles as they may be amended).
1.2

The Trustee shall perform its fiduciary duties in accordance with the law with prudence and diligence within the scope of the authorization provided for in this Agreement; the existing shareholders shall acknowledge and bear the responsibility for any legal consequences arising from the exercise of the Trustee’s aforesaid delegated rights.

1.3

The Existing Shareholders hereby confirm that the Trustee is not required to consult the Existing Shareholders in advance when exercising the aforementioned proxy rights. However, the Trustee shall promptly inform the Existing Shareholders after each resolution or proposal to convene an extraordinary shareholders’ meeting has been made.

Article II. The right to know

2.1

For the purpose of exercising the entrusted rights under this Agreement, the Trustee shall have the right to learn about the Company’s operations, business, customers, finances, employees, and other relevant information, and to inspect the Company’s relevant materials, and the Company shall fully cooperate with the Trustee in this regard.

Article III. Exercise of entrusted rights

3.1

Existing shareholders will provide full assistance to the Trustee in exercising the proxy rights, including timely signing of the resolution of the shareholders’ meeting or other relevant legal documents already made by the Trustee when necessary (e.g. to fulfill the requirement of submitting documents for approval, registration or filing by governmental authorities).

3.2

If at any time during the term of this Agreement, the grant or exercise of the proxy rights hereunder is not realized for any reason (other than a default by an existing stockholder or the Company), the parties shall immediately seek an alternative that most closely resembles the unavailable provision and shall execute a supplemental agreement modifying or adjusting the terms of this Agreement, if necessary, in order to ensure that the purposes hereof may continue to be fulfilled.

Article IV. Exemption and indemnification

4.1

The parties acknowledge that under no circumstances shall Sole Proprietor be required to assume any liability or make any compensation, financial or otherwise, to the other parties or any third party in connection with the exercise of the delegated rights hereunder by the individual designated by Sole Proprietor.

4.2

The Existing Shareholders and the Company agree to indemnify and hold harmless the Sole Proprietor from and against all losses that the Sole Proprietor has suffered or may suffer as a result of the exercise of the power of attorney by the Appointed Trustee, including but not limited to, any losses arising from any litigation, recovery, arbitration, claims or administrative investigations or penalties by any third party against the Sole Proprietor. However, such losses are not compensable if they are caused by the willfulness or gross negligence of the trustee.

Article V. Declarations and warranties

5.1	The existing shareholders hereby represent and warrant as follows:
5.1.1	It has full and independent legal standing and legal capacity and has been duly authorized to execute, deliver and perform this Agreement and can independently act as a party to the litigation.
5.1.2

It has full power and authority to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, and it has full power and authority to consummate the transactions contemplated hereby. This Agreement has been legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation upon it and is enforceable against it in accordance with the terms of this Agreement.

5.1.3

He or she is a legal shareholder of record of the Company at the time this Agreement becomes effective, and there are no third-party rights in the Entrusted Rights other than those created by this Agreement and the Equity Pledge Agreement and the Exclusive Right to Purchase Agreement entered into by the Existing Shareholders, the Company and the Sole Proprietor. Pursuant to this Agreement, the Trustees may exercise their delegated rights fully and adequately in accordance with the Company’s Articles of Association then in effect.

5.2	Sole Proprietorship and Corporation hereby represent and warrant, respectively, as follows:
5.2.1

It is a limited liability company duly registered and legally subsisting under the laws of its place of incorporation, with independent legal personality; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a party to the litigation.

5.2.2

It has full power and authority within the Company to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated by this Agreement, and it has full power and authority to consummate the transactions contemplated by this Agreement.

5.3	The Company further represents and warrants as follows:
5.3.1

The Existing Shareholders are the legal shareholders of record of the Company at the time this Agreement becomes effective. There are no third-party rights in the Entrusted Rights other than those created by this Agreement and the Equity Pledge Agreement and the Exclusive Right to Purchase Agreement between the Existing Stockholders, the Company and the Sole Proprietor. Pursuant to this Agreement, the Trustees may exercise their delegated rights fully and adequately in accordance with the Company’s Articles of Association then in effect.

Article VI. Duration of the agreement

6.1	This Agreement shall enter into force on the date duly signed by the parties; it shall remain in force unless earlier terminated by written agreement of the parties.

Article VII. Notification

7.1	Any notices, requests, demands and other communications required by or made pursuant to this Agreement shall be in writing and shall be delivered to the appropriate party.
7.2

Such notice or other communication shall be deemed to have been served when sent by facsimile or telex; when delivered in person, it shall be deemed to have been served when delivered in person; and when sent by mail, it shall be deemed to have been served five (5) days after posting.

Article VIII. Obligation of confidentiality

8.1

Regardless of whether or not this Agreement has been terminated, each party shall maintain in strict confidence all trade secrets, proprietary information, customer information and all other information of a confidential nature (hereinafter collectively referred to as “Confidential Information”) relating to the other party that comes to its knowledge in the course of the formation and performance of this Agreement. Except with the prior written consent of the party disclosing the Confidential Information or when disclosure to a third party is required by relevant laws and regulations or the requirements of the place where a party’s Affiliate is listed, the party receiving the Confidential Information shall not disclose any of the Confidential Information to any other third party; and the party receiving the Confidential Information shall not use, or indirectly utilize, any of the Confidential Information, except for the purpose of the performance of this Agreement.

8.2	The following information is not confidential:

(a)Any information of which there is documentary evidence that the party receiving the information has previously become aware by lawful means;

(b)Information that enters the public domain through no fault of the party receiving it;

(c)Information lawfully obtained by the receiving party from other sources after the receipt of the information; or

(d)Either party is obliged to disclose to the relevant governmental authorities, stock exchanges, etc., as required by law or the Listing Rules, or either party is required to disclose the above confidential information to its direct legal advisers and financial advisers as necessary for the normal operation of its business.

8.3

The party receiving the information may disclose the Confidential Information to its relevant employees, agents or professionals retained by it, provided that the party receiving the information shall ensure that such persons comply with the relevant terms and conditions of this Agreement and shall assume any liability arising from any breach by such persons of the relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provision of this Agreement, the effect of the provisions of this Section shall not be affected by the termination of this Agreement.

Article IX. Liability for breach of contract

9.1

Each party agrees and acknowledges that a material breach of any of the covenants made hereunder or a material failure or delay in the performance of any of its obligations hereunder by either party (the “Defaulting Party”) constitutes a breach of contract (“Default”) hereunder. ), and either of the other non-defaulting parties (the “Defaulting Party”) shall have the right to require the Defaulting Party to cure or remedy the breach within a reasonable period of time. If the defaulting party fails to cure or remedy the breach within a reasonable period of time or within ten (10) days after the other party has notified the defaulting party in writing of the breach and requested that the breach be cured, the

9.1.1	If an existing shareholder or the Company is the defaulting party, the Sole Proprietor shall have the right to terminate this Agreement and demand damages from the defaulting party;
9.1.2

If Sole Proprietor is the defaulting party, the defaulting party shall have the right to demand damages from the defaulting party, but it shall not have any right to terminate or rescind this Agreement under any circumstances unless otherwise provided by law.

9.2	Notwithstanding any other provision of this Agreement, the effect of the provisions of this Section shall not be affected by the suspension or termination of this Agreement.

Article X. Other matters

10.1	This Agreement is made in three (3) originals in the Chinese language, one (1) for each party to this Agreement.
10.2	The laws of the People’s Republic of China shall apply to the conclusion, entry into force, performance, modification, interpretation and termination of this Agreement.
10.3

Any dispute arising under and in connection with this Agreement shall be resolved by consultation between the parties, and if the parties are unable to reach an agreement within thirty (30) days after the dispute has arisen, any one of the parties may submit the dispute to the Shenzhen International Arbitration Institute for arbitration in accordance with its arbitration rules in force at the time. The place of arbitration shall be Shenzhen and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the parties hereto.

10.4

Any rights, powers and remedies conferred on the parties by any provision of this Agreement shall not be exclusive of any other rights, powers or remedies to which such party may be entitled by virtue of the provisions of the Law and elsewhere hereunder, and the exercise by a party of its rights, powers and remedies shall not be exclusive of the exercise by such party of other rights, powers and remedies to which it is entitled.

10.5

No waiver of any of a party’s rights, powers and remedies under this Agreement or at law (“such rights”) will result from any failure or delay in exercising such rights, and no waiver of any single or partial waiver of such party’s rights will preclude such party from exercising such rights in any other manner and from exercising any other rights of such party.

10.6	The headings of the sections of this Agreement are for indexing purposes only and in no event shall such headings be used in or affect the interpretation of the provisions of this Agreement.
10.7

Each provision of this Agreement is severable and independent of each other provision, and if at any time any one or more provisions of this Agreement shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

10.8	Any amendment or supplement to this Agreement must be in writing and properly signed by the parties hereto to be effective.
10.9	Neither party may assign any of its rights and/or obligations under this Agreement to any third party without the prior written consent of the other party.

10.10 This Agreement shall be binding upon the legal successors of the parties.

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[Shareholder Voting Proxy Agreement Signature Page]

IN WITNESS WHEREOF, this Stockholder Voting Proxy Agreement has been executed by the parties hereto as of the date first written.

Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：

Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature：	/s/ Erqiang Duan
Name：	Erqiang Duan
Title：

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：